EXHIBIT 99.1

PRESS RELEASE


FIRST BANCORP OF INDIANA, INC. ANNOUNCES RETIREMENT OF HAROLD DUNCAN Thursday June 17, 4:55 pm ET

EVANSVILLE, Ind., June 17 /PRNewswire-FirstCall/ -- The Board of Directors of First Bancorp of Indiana, Inc. ("the Company") (Nasdaq: FBEI - News) announces
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the retirement of Harold Duncan from the Company as President and Chief
Executive Officer and First Federal Savings Bank ("the Bank") as Chief Executive Officer, effective July 01, 2004. Duncan, age 63, has served the Company since its inception in 1998 and the Bank for 40 years. He will continue to serve as Chairman of the Board and director of the Company and Bank.

The Board of Directors elected Michael H. Head to succeed Mr. Duncan as President and Chief Executive Officer of the Company and the Bank. Head joined the Bank in 1980 and has served in various capacities, most recently as Vice President of the Company and President and Chief Operating Officer of the Bank. Head is a graduate of the University of Southern Indiana (BS) and the University of Evansville (MBA).

The Board of Directors elected Kirby W. King to the position of Vice President of the Company and Executive Vice President and Chief Operations Officer of the Bank. King joined the Bank in January of 1999 and previously held the position of Executive Vice President. King is a graduate of Indiana University and the Graduate School for Savings Institution Management at the University of Texas. The Board of Directors elected George J. Smith to Executive Vice President and Chief Financial Officer of the Bank. Mr. Smith currently serves as Treasurer and Chief Financial Officer of the Company. Smith joined the Bank in 2001 and had previously served as Treasurer/Chief Financial Officer of the Company and Senior Vice President/Chief Financial Officer of the Bank. Smith is a 1985 graduate of the University of Arizona. Smith previously worked for the Office of Thrift Supervision for 15 years.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC- insured federal stock savings bank, operate from headquarters in Evansville, Indiana.